Exhibit 99.1

True Nature Establishes Outsourced Sales and Marketing Relationship, Initial Focus on Vets & Pets

ATLANTA, September 13, 2018 -- True Nature Holding, Inc. (OTCQB:TNTY) (the "Company" or "True Nature") today announced that it has entered into an agreement to outsource sales and marketing of its new online applications. The software license and worldwide marketing agreement with ADL, LLC (ADL), a newly formed marketing organization based in Atlanta, Georgia. Its initial effort will be the marketing and sales of Simple HIPAA for Vets and Pets, a personal healthcare records application (PHR) customized for the pet and veterinary marketplace. It is also expected to assume operation of the Company’s “Apps for Better Living” (www.appsforbetterliving.com) web site when it comes online in 4th quarter of 2018. It will have a virtual sales presence and may include field sales offices regionally.

“We believe using a 3rd party sales and marketing group will allow us to achieve critical mass faster, and use our capital more efficiently, while increasing our rate of deployment, when compared to staffing up internally,” said Louis DeLuca, COO for True Nature. He continued, “Our new Simple HIPAA for Vets and Pets includes tools that will allow the veterinary providers to easily communicate with both the pet owners, and suppliers of both basic supplies and prescriptions for pets. We have custom designed this in conjunction with several leading pharmacy operators whose clients include a large base of veterinary clinics.”

Skip's Pharmacy in Deerfield Beach, Florida was instrumental in the design of the product. Phil Giordano, who serves as on the Company's Advisory Board, noted, “We have a 16-year history serving the vet market, and fill over 20,000 scripts per year for our veterinary clients and their pet owners. This product set should allow our vets to more quickly and accurately fill their needs, while giving the pet owners a complete record of the healthcare records for their pets. It is a competitive solution designed for the independent pharmacy, and we believe will allow us to compete with the larger and more technically advanced peers in the market.”

In the new relationship the Company will provide hosting and software access, while ADL will be responsible for marketing and sales costs. The revenue derived from the sales activities will be split evenly, after taking into consideration normal sales taxes. The marketing will feature the Company’s logo’s and identification, and the ownership of all intellectual properties will remain with the Company. The new effort should be fully operational within the next thirty (30) days.

The Mission of True Nature Holding, Inc.
To leverage new technologies and services to improve healthcare and outcome for individuals, their families and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data as a service bureau.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration and in support of the ultimate user, the individual and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us and we hope to be key parties to their evolution and success.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact for True Nature Holding, Inc.:
contact@truenaturepharma.com
844-383-TNTY (8689)
https://truenaturepharma.com/

SOURCE:
True Nature Holding, Inc.